The business combination described in this press release involve securities of a Japanese company. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

October 31, 2024

To whom it may concern,

Company name:	Fuji Electric Co., Ltd.
Representative:	Michihiro Kitazawa, Representative Director, Chairman of the Board, Chief Executive Officer
(Securities code: 6504; TSE Prime, NSE Premier, FSE)
Contact:	Taizo Kishi, General Manager, Corporate Planning Office, Corporate Management Planning Head Quarters
TEL: 03-5435-7213

Company name:	Fuji Furukawa Engineering & Construction Co. Ltd.
Representative:	Takashi Kusaka, President and Representative Director
(Securities code: 1775; TSE Standard)
Contact:	Shigeo Oda, Director and Executive General Manager of Corporate Strategic Planning Headquarters
TEL: 044-548-4500

Notice Regarding the Execution of a Share Exchange Agreement (Simplified Share Exchange) to Make Fuji Furukawa Engineering & Construction Co. Ltd. a Wholly-owned Subsidiary of Fuji Electric Co., Ltd.

Fuji Electric Co., Ltd. (“Fuji Electric”) and Fuji Furukawa Engineering & Construction Co. Ltd. (“FFEC,” and together with Fuji Electric, the “Companies”) hereby announce that the Companies have resolved at their respective Board of Directors meetings held today to conduct a share exchange (the “Share Exchange”) by which Fuji Electric will become the wholly-owning parent company of FFEC and FFEC will become the wholly-owned subsidiary of Fuji Electric, and have today entered into a share exchange agreement (the “Share Exchange Agreement”), as described below.

Fuji Electric intends to conduct the Share Exchange through a simplified share exchange procedure, which does not require approval by a resolution of the general shareholders’ meeting pursuant to Article 796, Paragraph 2 of the Companies Act (Act No. 86 of 2005, as amended; the same applies hereinafter), while FFEC intends to conduct the Share Exchange subject to approval of the Share Exchange Agreement by a resolution at its extraordinary general shareholders’ meeting scheduled to be held on December 26, 2024. Upon completion of these procedures, the Share Exchange is scheduled to become effective on February 3, 2025.

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In addition, prior to the effective date of the Share Exchange (scheduled to be February 3, 2025), the shares of FFEC’s common stock (“FFEC’s Stock”) are scheduled to be delisted from the Standard Market of the Tokyo Stock Exchange, Inc. (the “TSE”) on January 30, 2025 (the last trading date is scheduled to be January 29, 2025).

1. Purpose of Making FFEC a Wholly-owned Subsidiary of Fuji Electric Through the Share Exchange

Fuji Electric was established in August 1923 as Fuji Electric Manufacturing Co., Ltd. (“Fuji Electric Manufacturing”) through a capital and technical partnership between Furukawa Electric Co., Ltd. and Siemens of Germany and celebrated its 100th anniversary in 2023. Fuji Electric’s corporate philosophy is to contribute to prosperity, encourage creativity, and seek harmony with the environment, while its management policy is centered on the notion of contributing to society through its energy and environmental businesses. Fuji Electric defines its reason for existence as developing products and systems that can efficiently utilize electric and thermal energy and contributing to solving social and environmental issues together with its customers and business partners, which is in line with the Sustainable Development Goals as adopted by the United Nations in 2015 (SDGs) and the realization of a decarbonized society that the international community is striving for.

Amid global efforts to achieve a decarbonized society, Fuji Electric offers a wide range of solutions from the supply side to the demand side of energy, including the mainstreaming of clean energy such as energy generated by geothermal, hydroelectric, wind, and solar power, the stabilization of energy supply through substation equipment and uninterruptible power supply (UPS) equipment, and the achievement of energy conservation, automation, and electrification through inverters, power semiconductors, and vending machines, utilizing its core technologies of power semiconductors, power electronics, instrumentation and control, and heating and cooling, and operates these businesses as a group with its 119 related companies (consisting of 107 subsidiaries and 12 affiliates as of March 31, 2024) (Fuji Electric and its related companies, collectively, the “Fuji Electric Group”).

In the course of these activities, Fuji Electric positioned the previous medium-term management plan period (FY2019 to FY2023) as the phase for laying the foundation for the company’s sustainable growth. By setting the management target of achieving net sales of JPY ¥1 trillion and an operating profit ratio of at least 8%, Fuji Electric pursued its initiatives: to promote growth strategies, to further improve profitability, and to continuously reinforce its operating foundation, and achieved the management target one year ahead of schedule. In FY2024, Fuji Electric launched its medium-term management plan “To be enthusiastic, ambitious, and sensitive 2026” under a broader policy of further enhancing its corporate value through management that prioritizes profits. In pursuing the promotion of growth strategies, which is one of its priority strategies, Fuji Electric has identified “green transformation (GX),” “digital transformation (DX),” and “global market” as growth areas, and is aiming to expand its business by developing new products such as electricity storage systems, ship and harbor products, power semiconductors for electrified vehicles and renewable energy, DX solutions for factories and stores, and substation equipment and drive control equipment as global products, and introducing these products to the market as soon as possible.

In addition, Fuji Electric is focusing on initiatives aimed at launching new businesses from FY 2027. As small and medium-sized decentralized energy systems are expected to become essential in addition to traditional large-sized centralized energy systems, Fuji Electric is advancing the development of technologies and products in new areas, such as fuel conversion to hydrogen and ammonia, separation and capture of CO2 emissions from factories and ships, thermoelectric systems that utilize exhaust heat from factories and plants, and direct current (DC) electricity distribution systems that reduce power loss of renewable and stored energy, by sharing roadmaps and collaborating with customers and partner companies.

FFEC, on the other hand, was established in October 1923 as Takachiho Shoukai, a limited partnership company, whose original business was the electrical and other outfitting of large ships, the import and repair of papermaking machinery, and the import of woolen cloth. Since its reorganization into a stock company in 1938, the company’s principal business has been the subcontracting of electrical work. Later, in December 1944, Fuji Electric Manufacturing acquired all of Takachiho Shoukai’s shares.

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In February 1996, the shares of Fuji Electric Construction Co., Ltd. (the trade name had been changed from Takachiho Shoukai in April 1961) were listed on the second section of the TSE, and in October 2009, Fuji Denki Engineering & Construction Co., Ltd. (the trade name had been changed from Fuji Electric Construction Co., Ltd. in July 2005) merged with Furukawa Engineering and Construction Co., Ltd. and Fuji Denki Sosetsu Co., Ltd., of which Fuji Denki Engineering & Construction Co., Ltd. was the surviving company, and changed the trade name to Fuji Furukawa Engineering & Construction Co. Ltd. (the “FFEC Merger”). As of September 30, 2024, Fuji Electric directly holds 4,158,185 shares of FFEC stock (ownership ratio (Note): 46.24%), and together with the shares held indirectly through Fuji Office & Life Service Co., Ltd. (“Fuji Office & Life Service”), a subsidiary of Fuji Electric (13,200 shares) (ownership ratio: 0.15%), Fuji Electric holds a total of 4,171,385 shares (ownership ratio: 46.39%) of FFEC’s Stock as the parent company. FFEC is the only comprehensive equipment company in the Fuji Electric Group and performs various types of equipment work for the Group companies. Following the FFEC Merger, Fuji Electric and FFEC have been working together to strengthen their global competitiveness as members of the Fuji Electric Group. As part of these efforts, FFEC has been steadily expanding its business in the areas of both electrical and air conditioning equipment work by strengthening its operating foundation and providing high-quality services. Since the FFEC Merger, FFEC has been striving to acquire new end markets and invest resources in overseas and growth markets in order to respond to medium- and long-term changes in the external environment while consolidating its position in Japan as a comprehensive equipment company. In the new medium-term management plan, titled “Progress E&C 2026” that was announced in May 2024, FFEC set out basic strategies with the intention of reforming and expanding its business areas, strengthening the operating foundation through growth investment, promoting technological development and DX, and accelerating and promoting ESG management. In particular, under the basic strategy of reforming and expanding business areas, FFEC is working to expand its environmental businesses with a focus on expanding the scope of its data center business and to review its overseas business strategy as part of its business portfolio reform. On the other hand, the added value expected to be provided by comprehensive equipment companies has changed significantly since the time of the FFEC Merger, from the provision of post-installation maintenance and after-sales services to the provision of solutions. At the same time, the external environment has also changed significantly, with the expansion of renewable energy projects, such as the increase in demand for the installation of solar panels and other equipment, as well as the increase in demand for the installation of electrical equipment in line with the full liberalization of the retail electricity market from 2016. FFEC is also required to address the growing need for improved working conditions and treatment of employees and labor-saving measures in response to chronic labor shortages caused by a declining population and an aging workforce. Given these drastic changes in the environment of the equipment contracting industry since the time of the FFEC Merger, FFEC believes that it is becoming increasingly difficult to achieve continued growth in its business.

(Note)	“Ownership ratio” refers to the ratio of the number of shares held to the number of shares (8,992,592 shares) obtained by deducting the number of treasury shares held by FFEC as of September 30, 2024 (33,969 shares) from the total number of issued shares of FFEC’s Stock as of the same date (9,026,561 shares).

In light of the business challenges facing Fuji Electric and FFEC as described above, Fuji Electric had been holding internal discussions on the future vision of the Fuji Electric Group under the Fuji Electric Medium-Term Management Plan since around September 2023. Over the course of these discussions, Fuji Electric came to believe that by making FFEC a wholly-owned subsidiary, Fuji Electric would be able to address FFEC’s challenges while expanding, enhancing, and maximizing Fuji Electric’s core value of “businesses and technologies to create clean energy, provide a stable supply of energy, and contribute to consumer-side energy saving, automation, and electrification,” which Fuji Electric has been providing to customers and society through business collaboration with FFEC, and proceeded with further consideration of making FFEC a wholly-owned subsidiary. Specifically, Fuji Electric comprehensively examined the strategic alignment of its businesses, the synergy effects that could be generated by the Companies, and the impact on the interests of FFEC’s minority shareholders and Fuji Electric’s shareholders. Fuji Electric concluded that the most favorable option was to aim to enhance the corporate value of the entire Fuji Electric Group, including FFEC, by making FFEC a wholly-owned subsidiary through a share exchange and utilizing the Companies’ existing businesses and technologies as well as new synergy effects to further strengthen the Companies’ cooperation, thereby effectively utilizing management resources, eliminating overlapping functions to realize optimal allocation of management resources, and achieving more integrated group management. As a result, on June 24, 2024, Fuji Electric proposed the Share Exchange to FFEC.

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Upon receipt of the above proposal from Fuji Electric, FFEC decided to specifically consider the Share Exchange. In initiating such specific consideration of the Share Exchange, in order to eliminate the possibility of structural conflicts of interest with Fuji Electric, the parent company and controlling shareholder, and to consider the Share Exchange from a position independent from Fuji Electric and FFEC, thereby eliminating possible arbitrariness and conflicts of interest and ensuring fairness in the decision making by the FFEC Board of Directors regarding the Share Exchange, and to obtain an opinion as to whether the decision of the FFEC Board of Directors to proceed with the Share Exchange would not be disadvantageous to its minority shareholders, FFEC developed a system for specifically considering the proposed Share Exchange, including the establishment of a special committee (the “Special Committee”) consisting of independent members who have no interest in Fuji Electric, the parent company and controlling shareholder, on July 16, 2024 and the appointment of external experts. Following careful consideration of Fuji Electric’s proposal under such system, FFEC recognized that becoming a wholly-owned subsidiary of Fuji Electric would enable the Fuji Electric Group to further strengthen cooperation among Fuji Electric Group companies and accelerate management decisions, and more effectively utilize Fuji Electric Group’s management resources, including assets, technology, know-how, and overseas networks, thereby achieving flexible implementation of Fuji Electric Group’s medium- to long-term management strategies. FFEC therefore concluded that the Share Exchange will contribute to the enhancement of its corporate value. The specific measures that Fuji Electric and FFEC intend to implement following the Share Exchange, as well as the business synergies expected to result from such measures, are as described below.

I.	Expanding the business into new target areas of electrical equipment work and air conditioning work
(I)	Operating a solutions business that enables efficient use of energy throughout the process by providing one-stop-service from product development and manufacturing to installation, service, and maintenance.
(II)	Expanding the business volume of the Companies and maximizing the business volume of the Fuji Electric Group through cooperation in sales activities in commercial sales channels and to customer networks, both on the construction/installation side and on the equipment/system supply side, in the growth businesses and key industries common to the Companies, including in particular:
-	Providing products and technologies related to power generation, stable power supply, and energy conservation;
-	Providing products and technologies for visualizing the operating status of on-site equipment and for preventive maintenance of such equipment using technical knowledge related to controls; and
-	Providing services involving the collection, analysis, and use of data from customers’ production equipment (manufacturing DX).
(III)	Achieving higher margins by improving the productivity and added value of engineering services through resource sharing.

II.	Accelerating product development and strengthening after-sales business in growing GX-related fields

Seeking to strengthen product development capabilities and further add value to post-installation maintenance services by leveraging Fuji Electric’s GX-related products, such as power conditioning systems for storage batteries and storage battery systems that stabilize power systems, and its stabilization technology for distributed power sources.

III.	Expanding overseas business

Seeking to increase the efficiency (and profits) of business operations by sharing resources, including sales, engineering, and administrative personnel, at their overseas bases. In particular, the Companies will seek to further expand their overseas business in Southeast Asia, which is the Companies’ focus area, by strengthening capital and human resources, including through cross-border mergers and acquisitions, while taking advantage of FFEC’s overseas engineering service system and Fuji Electric’s global network and global installation bases, which Fuji Electric is seeking to strengthen primarily in Asia in accordance with its policy of promoting local design, local production, and local consumption.

IV.	Strengthening corporate governance and integrated management
(I)	Striving to improve corporate governance by eliminating the problem of parent-subsidiary listing and conducting business under a stable shareholding structure.
(II)	Achieving optimization of management resources, enhanced ability to attract human resources, flexible allocation of human resources through human resource sharing, and enhanced cost competitiveness.

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Since FFEC’s Stock is listed and FFEC has minority shareholders, Fuji Electric and FFEC have a capital structure in which there is a potential risk of a conflict of interest between Fuji Electric, the parent company, and the minority shareholders of FFEC. The Companies believe that in such a situation it may not be possible to promptly implement meaningful measures to enhance the Companies’ corporate values because each proposed measure would require careful consideration of whether there is a risk of harming the interests of FFEC’s minority shareholders, and in some cases, the risk of harming the interests of FFEC’s minority shareholders cannot not be eliminated. In addition, because FFEC has minority shareholders, if Fuji Electric provides information or resources to FFEC, a portion of the proceeds from the use of such information or resources of Fuji Electric would also be provided to FFEC’s minority shareholders, which may cause Fuji Electric, as a listed company, to be reluctant to provide information or resources to FFEC and result in insufficient provision of information and resources to FFEC. For this reason, in order to fully realize the benefits of the Companies working together to consider and implement the growth strategies of the Fuji Electric Group, it is necessary to establish a wholly-owned parent-subsidiary relationship between the Companies and to ensure that there are no conflicts of interest between Fuji Electric, the parent company, and the minority shareholders of FFEC.

Fuji Electric and FFEC came to the conclusion that the Share Exchange is the most appropriate method to make FFEC a wholly-owned subsidiary of Fuji Electric because the shares of Fuji Electric’s common stock (“Fuji Electric’s Stock”) will be delivered to the minority shareholders of FFEC as consideration for the Share Exchange and by obtaining the shares of Fuji Electric’s Stock, FFEC’s minority shareholders will have the opportunity to benefit from the business expansion and earnings growth of the Fuji Electric Group and the resulting increase in the share price of Fuji Electric’s Stock, as well as other results of the synergy effects expected to be realized through the implementation of various measures after the Share Exchange, while at the same time having the option to convert such shares into cash at any time by selling the highly liquid shares of Fuji Electric’s Stock in the market.

Following careful consideration based on the above points, the Companies have come to share the view that making FFEC a wholly-owned subsidiary of Fuji Electric through the Share Exchange will contribute to the enhancement of the corporate value of the Companies, and have reached an agreement on the terms and conditions of the Share Exchange, including the allotment ratio, through mutual discussions and deliberations. Accordingly, the Companies today adopted a resolution at their respective Board of Directors meetings to conduct the Share Exchange for the purpose of making FFEC a wholly-owned subsidiary of Fuji Electric, and entered into the Share Exchange Agreement.

2. Summary of the Share Exchange

(1) Schedule of the Share Exchange

Date of the Board of Directors’ resolution to enter into the Share Exchange Agreement (Fuji Electric and FFEC)	Thursday, October 31, 2024
Date of the execution of the Share Exchange Agreement (Fuji Electric and FFEC)	Thursday, October 31, 2024
Date of the announcement of the record date of the extraordinary general shareholders’ meeting to approve the Share Exchange Agreement (FFEC)	Thursday, October 31, 2024 (as scheduled)
Record date of the extraordinary general shareholders’ meeting to approve the Share Exchange Agreement (FFEC)	Friday, November 15, 2024 (as scheduled)
Date of the resolution at the extraordinary general shareholders’ meeting to approve the Share Exchange Agreement (FFEC)	Thursday, December 26, 2024 (as scheduled)
Last trading date (FFEC)	Wednesday, January 29, 2025 (as scheduled)
Delisting date (FFEC)	Thursday, January 30, 2025 (as scheduled)
Date of the implementation (effective date) of the Share Exchange (Fuji Electric and FFEC)	Monday, February 3, 2025 (as scheduled)

(Note 1) The schedule of the Share Exchange is subject to change by agreement between the Companies if necessary to accommodate the procedures for the Share Exchange or for other reasons. Any changes to the above schedule will be announced promptly.

(Note 2) Fuji Electric intends to conduct the Share Exchange through a simplified share exchange procedure, which does not require approval by a resolution of the general shareholders’ meeting pursuant to Article 796, Paragraph 2 of the Companies Act.

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(2) Method of the Share Exchange

The Share Exchange will make Fuji Electric the wholly-owning parent company of FFEC and FFEC the wholly-owned subsidiary of Fuji Electric. Fuji Electric intends to conduct the Share Exchange through a simplified share exchange procedure, which does not require approval by a resolution of the general shareholders’ meeting pursuant to Article 796, Paragraph 2 of the Companies Act, while FFEC intends to conduct the Share Exchange subject to approval of the Share Exchange Agreement by a resolution at an extraordinary general shareholders’ meeting scheduled to be held on December 26, 2024. Upon completion of these procedures, the Share Exchange is scheduled to become effective on February 3, 2025.

(3) Allotment of shares in the Share Exchange

	Fuji Electric (wholly-owning parent company)	FFEC (wholly-owned subsidiary)
Allotment ratio for the Share Exchange	1	0.93
Number of shares to be delivered upon the Share Exchange	Fuji Electric’s common stock: 4,495,998 shares (as scheduled)

(Note 1) Share allotment ratio

For each share of FFEC’s Stock, 0.93 shares of Fuji Electric’s Stock will be allotted and delivered, provided that no shares will be allotted in the Share Exchange for the shares of FFEC’s Stock held by Fuji Electric as of the Base Time (as defined below). The allotment ratio for the Share Exchange specified in the table above (the “Share Exchange Ratio”) is subject to change by consultation and agreement between the Companies in the event of any significant changes to the terms and conditions based on which the Share Exchange Ratio is calculated.

(Note 2) Number of shares of Fuji Electric’s Stock to be delivered in the Share Exchange

In the Share Exchange, Fuji Electric will deliver the number of shares of Fuji Electric’s Stock calculated by multiplying 0.93 by the total number of shares of FFEC’s Stock held by the shareholders of FFEC (referring to the shareholders after the cancellation of treasury shares as described below and excluding Fuji Electric) as of the time immediately before the time at which Fuji Electric acquires all of the issued shares of FFEC’s Stock (excluding the shares of FFEC’s Stock held by Fuji Electric) through the Share Exchange (the “Base Time”), in exchange for the shares of FFEC’s Stock held by such shareholders.

Fuji Electric intends to use the treasury shares held by Fuji Electric as of today as the shares to be delivered through the Share Exchange, and does not plan to issue new shares for allotment in the Share Exchange at this time.

FFEC plans to cancel, as of the time immediately before the Base Time and by a resolution at its Board of Directors meeting to be held no later than the day before the effective date of the Share Exchange, all treasury shares held by it as of the Base Time (including any treasury shares that may be acquired by FFEC as a result of the purchase of shares in response to dissenting shareholders’ request for the purchase of shares that may be made under Article 785, Paragraph 1 of the Companies Act in the course of the Share Exchange). The number of shares to be allotted and delivered in the Share Exchange is subject to change due to the cancellation of treasury shares by FFEC or for other reasons.

(Note 3) Treatment of shares constituting less than one unit

Shareholders of FFEC who will hold shares of Fuji Electric’s Stock constituting less than one unit (less than 100 shares) as a result of the Share Exchange will be entitled to the following rights with respect to Fuji Electric’s Stock in accordance with Fuji Electric’s Articles of Incorporation and its rules on the handling of shares. Shares constituting less than one unit cannot be sold on a financial instruments exchange market.

(I)	Top-up right for shares constituting less than one unit (allowing topping up to one unit (100 shares))

Pursuant to Article 194, Paragraph 1 of the Companies Act and Article 9 of Fuji Electric’s Articles of Incorporation, this right entitles a shareholder who holds shares of Fuji Electric’s Stock constituting less than one unit to purchase from Fuji Electric an additional number of shares of Fuji Electric’s Stock that, when combined with the shares constituting less than one unit already held by the shareholder, will constitute one full unit ..

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(II)	Buyback right for shares constituting less than one unit (allowing the sale of shares constituting less than one unit)

Pursuant to Article 192, Paragraph 1 of the Companies Act, this right entitles a shareholder who holds shares of Fuji Electric’s Stock constituting less than one unit to request that Fuji Electric purchase the shares constituting less than one unit held by the shareholder.

(Note 4) Treatment of fractions of less than one share

For the shareholders of FFEC who will otherwise be delivered fractions of less than one share of Fuji Electric’s Stock in the Share Exchange, Fuji Electric will, pursuant to Article 234 of the Companies Act and other relevant laws and regulations, sell shares of Fuji Electric’s Stock in the number equivalent to the total number of such fractions (with any fraction less than one share in the total number to be rounded down) and pay such shareholders the proceeds of such sale in cash in proportion to the respective numbers of fractional shares that would have otherwise been held by such shareholders.

(4) Treatment of share acquisition rights to shares and bonds with share acquisition rights to shares in connection with the Share Exchange

This is not applicable as FFEC, which will become a wholly-owned subsidiary of Fuji Electric as a result of the Share Exchange, has not issued any share acquisition rights to shares or bonds with share acquisition rights to shares.

3. Grounds for the Details of Allotment of Shares in the Share Exchange

(1) Grounds and reasons for the details of allotment

In order to ensure fairness and appropriateness in determining the Share Exchange Ratio as described in section 2(3) “Allotment of shares in the Share Exchange” above, Fuji Electric and FFEC each separately appointed a third-party valuator and various independent advisors. Fuji Electric appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”) as its financial advisor and third-party valuator and Anderson Mori & Tomotsune as its legal advisor, while FFEC appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”) as its financial advisor and third-party valuator and TMI Associates as its legal advisor, and Fuji Electric and FFEC began detailed deliberations.

Fuji Electric had careful discussions and deliberations based on, among other things, the valuation report on share exchange ratio dated October 30, 2024 received from its financial advisor and third-party valuator, SMBC Nikko Securities, and advice from its legal advisor, Anderson Mori & Tomotsune, as described in section 3(4) “Measures to ensure fairness (including measures to avoid conflicts of interest)” below, as well as the results of the due diligence conducted by Fuji Electric on FFEC from late July to mid-September 2024. As a result, Fuji Electric has concluded that the Share Exchange Ratio is appropriate and will contribute to the interests of its shareholders. Accordingly, Fuji Electric has determined that it is appropriate to conduct the Share Exchange using the Share Exchange Ratio.

FFEC, on the other hand, had careful discussions and deliberations based on, among other things, the content of the valuation report on share exchange ratio dated October 30, 2024 received from its financial advisor and third-party valuator, Mizuho Securities, advice from its legal advisor, TMI Associates, as described in section 3(4) “Measures to ensure fairness (including measures to avoid conflicts of interest)” below, and the results of the due diligence conducted by FFEC on Fuji Electric from late July to mid-September 2024, as well as instructions and advice from the Special Committee and the report received from the Special Committee as of October 31, 2024 (for details, please see (III) “Establishment of, and receipt of a report from, a non-interested special committee at FFEC” under section 3(4) “Measures to ensure fairness (including measures to avoid conflicts of interest)” below). As a result, FFEC has concluded that the Share Exchange Ratio is appropriate and will contribute to the interests of its minority shareholders. Accordingly, FFEC has determined that it is appropriate to conduct the Share Exchange using the Share Exchange Ratio.

As described above, each of the Companies engaged in careful deliberations based on the results of its due diligence on the other company, among other things, with reference to the results of valuation of share exchange ratio received from their respective third-party valuators, while conducting repeated negotiations and discussions with the other company by comprehensively taking into consideration the Companies’ respective financial conditions, state of assets, future prospects, and other factors, as outlined in section 8(3) “Outline of the opinion obtained from a party who has no interest in the controlling shareholder that the decision to conduct the transaction, etc. would not be disadvantageous to the minority shareholders” below. As a result, Fuji Electric and FFEC have concluded that the Share Exchange Ratio is appropriate and will contribute to the interests of their respective shareholders, and thus determined that it is appropriate to conduct the Share Exchange using the Share Exchange Ratio.

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As per the Share Exchange Agreement, the Share Exchange Ratio is subject to change by consultation and agreement between the Companies in the event of any significant changes to the terms and conditions based on which the Share Exchange Ratio was calculated.

(2) Matters concerning valuation

(I) Names of valuators and their relationships with the Companies

SMBC Nikko Securities, which is Fuji Electric’s third-party valuator, and Mizuho Securities, which is FFEC’s third-party valuator, are both valuators independent of Fuji Electric and FFEC. Neither is a related party to Fuji Electric or FFEC or has any material interest to be noted in connection with the Share Exchange.

Fuji Electric has appointed SMBC Nikko Securities as its third-party valuator independent of the Companies as it believes that there are no issues from the perspective of fairness with respect to its request to SMBC Nikko Securities to calculate the value of the Companies’ shares, taking into account, among other things, (i) the fact that although the fees to be paid to SMBC Nikko Securities for the Share Exchange include a performance fee payable subject to certain conditions including the successful completion of the Share Exchange, Fuji Electric has considered the customary practices in similar transactions and the pros and cons of a fee structure that would result in Fuji Electric incurring substantial financial burden in the event that the Share Exchange is not successfully completed, and has determined that the fact that the fees include a performance fee payable upon the successful completion of the Share Exchange does not negate SMBC Nikko Securities’ independence from Fuji Electric, and (ii) the past performance of SMBC Nikko Securities as a third-party valuator in similar transactions.

Mizuho Trust & Banking Co., Ltd. (“Mizuho Trust & Banking”), a group company of Mizuho Securities, is a shareholder of FFEC, and although Mizuho Trust & Banking and Mizuho Bank, Ltd. (“Mizuho Bank”), a group company of Mizuho Securities, have financing and other transactions with the Companies as part of their ordinary banking business, they have no material conflict of interest with the Companies in connection with the Share Exchange. According to Mizuho Securities, Mizuho Securities has established and implemented an appropriate system to manage conflicts of interest, including information barriers, between Mizuho Securities and each of Mizuho Bank and Mizuho Trust & Banking in accordance with applicable laws and regulations (Article 36, Paragraph 2 of the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended) and Article 70-4 of the Cabinet Office Order on Financial Instruments Business), and it has conducted the valuation of the shares as a third-party valuator of FFEC independently of Mizuho Trust & Banking’s position as a shareholder and Mizuho Bank’s and Mizuho Trust & Banking’s capacities as lenders. Taking into account (i) the fact that appropriate measures to prevent adverse effects, such as information barriers, have been established between Mizuho Securities and each of Mizuho Bank and Mizuho Trust & Banking, (ii) the fact that since FFEC and Mizuho Securities are conducting transactions under the same terms and conditions as Mizuho Securities’ general clients, the independence of Mizuho Securities as a third-party valuator is ensured, and (iii) the past performance of Mizuho Securities as a third-party valuator in similar transactions, FFEC appointed Mizuho Securities as a third-party valuator independent of Fuji Electric, FFEC, and the Share Exchange.

In addition, the fees to be paid to Mizuho Securities for the Share Exchange include a performance fee payable subject to certain conditions including the successful completion of the Share Exchange; however, FFEC has considered the customary practices in similar transactions and the financial burden that may be incurred by FFEC in the event that the Share Exchange is not successfully completed, and determined that the fact that the fees include a performance fee payable upon the successful completion of the Share Exchange does not negate Mizuho Securities’ independence from FFEC.

(II) Outline of valuation

(i) Valuation by SMBC Nikko Securities

With respect to Fuji Electric, SMBC Nikko Securities performed its valuation of Fuji Electric’s Stock using the market share price analysis, in light of the fact that Fuji Electric’s Stock is listed on financial instruments exchanges and its market price is available.

With respect to FFEC, SMBC Nikko Securities performed its valuation of FFEC’s Stock using: (i) the market share price analysis, in light of the fact that FFEC’s Stock is listed on a financial instruments exchange and its market price is available; (ii) the comparable listed company analysis, in light of the fact that there are listed companies comparable to FFEC and the value of its stock can be estimated by comparing it to that of comparable listed companies; and (iii) the discounted cash flow analysis (the “DCF analysis”) to reflect FFEC’s future business activities in the valuation.

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The market share price analysis used in the valuation of Fuji Electric’s Stock and FFEC’s Stock referred to the simple average closing price on the TSE for the trading days in each of the one-month, three-month, and six-month periods ending on the valuation reference date of October 30, 2024. In the DCF analysis used in the valuation of FFEC’s Stock, the business value and share value were evaluated by discounting future cash flows back to their present value based on the financial forecasts prepared by FFEC for the period from the fiscal year ending March 31, 2025 to the fiscal year ending March 31, 2027 using a certain discount rate.

The following is the range of the share exchange ratio calculated using each of the above valuation methods, assuming that the value per share of Fuji Electric’s Stock is 1.

Method used		Range of valuation of share exchange ratio
Fuji Electric	FFEC
Market share price analysis	Market share price analysis	0.73 to 0.74
	Comparable listed company analysis	1.01 to 1.22
	DCF analysis	0.90 to 1.65

In calculating the share exchange ratio, SMBC Nikko Securities assumed that publicly available information and all information provided to SMBC Nikko Securities were accurate and complete, and SMBC Nikko Securities did not independently verify their accuracy or completeness. With respect to the assets and liabilities (including derivatives, off-balance sheet assets, off-balance sheet liabilities, and other contingent liabilities) of the Companies and their related companies, SMBC Nikko Securities relied on the information, judgments or estimates provided or disclosed by the Companies, including the analysis and valuation of individual assets and liabilities, and did not independently evaluate, appraise or assess such assets and liabilities. SMBC Nikko Securities also did not request any third-party institution to appraise or assess any of the above assets and liabilities. In addition, SMBC Nikko Securities assumed that the financial forecasts of FFEC (including profit plans and other information) were reviewed or prepared reasonably by FFEC’s management team based on the best estimates and judgments that could be obtained or exercised at the time.

The financial forecasts of FFEC that SMBC Nikko Securities used as the basis for its valuation by the DCF analysis are based on the business plan prepared by FFEC and do not include any fiscal year in which a significant increase or decrease in profits are expected. In addition, such financial forecasts of FFEC do not assume the implementation of the Share Exchange.

(ii) Valuation by Mizuho Securities

With respect to Fuji Electric, Mizuho Securities performed its valuation of Fuji Electric’s Stock using the market price standard analysis, in light of the fact that Fuji Electric’s Stock is listed on the Prime Market of the TSE and its market price is available.

With respect to FFEC, Mizuho Securities performed its valuation of FFEC’s Stock using: (i) the market price standard analysis, in light of the fact that FFEC’s Stock is listed on the Standard Market of the TSE and its market price is available; (ii) the comparable company analysis, in light of the fact that there are listed companies comparable to FFEC and the value of its stock can be estimated by comparing it to that of comparable listed companies; and (iii) the DCF analysis to reflect FFEC’s future business activities in the valuation.

The market price standard analysis used in the valuation of Fuji Electric’s Stock and FFEC’s Stock referred to the closing price on the TSE on the valuation reference date of October 30, 2024 and the simple average closing price on the TSE for the trading days in each of the one-month, three-month, and six-month periods ending on such valuation reference date.

For the comparable company analysis, Mizuho Securities selected TOENEC Corporation, Taikisha Ltd., Sumitomo Densetsu Co., Ltd., Shin Nippon Air Technologies Co., Ltd., Chudenko Corporation, Yondenko Corporation, Techno Ryowa Ltd., and Hokuriku Electrical Construction Co., Ltd. as the comparable listed companies that are judged to be similar to FFEC, and performed the valuation using the ratio of EBITDA to business value.

In the DCF analysis used in the valuation of FFEC’s Stock, the business value and share value were evaluated by discounting the future cash flows back to their present value based on the financial forecasts prepared by FFEC for the period from the fiscal year ending March 31, 2025 to the fiscal year ending March 31, 2027 using a certain discount rate.

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The going concern value in the DCF analysis was calculated using the perpetual growth method and the multiple method. Specifically, the discount rate of 7.36% to 8.36% was applied and the weighted average cost of capital (WACC) was used for such discount rate. In addition, the perpetual growth rate of -0.50% to 0.50% was used in the perpetual growth method and the EBITDA multiple of 3.6 times to 4.6 times was used in the multiple method.

The following is the range of the share exchange ratio calculated using each of the above valuation methods, assuming that the value per share of Fuji Electric’s Stock is 1.

Method used		Range of valuation of share exchange ratio
Fuji Electric	FFEC
Market price standard analysis	Market price standard analysis	0.70 to 0.74
	Comparable company analysis	0.83 to 1.06
	DCF analysis	0.67 to 1.35

In calculating the share values, Mizuho Securities assumed that publicly available information and all information provided to Mizuho Securities were accurate and complete, and Mizuho Securities did not independently verify their accuracy or completeness. With respect to the assets and liabilities (including derivatives, off-balance sheet assets, off-balance sheet liabilities, and other contingent liabilities) of the Companies and their related companies, Mizuho Securities relied on the information, judgments or estimates provided or disclosed by the Companies, including the analysis and valuation of individual assets and liabilities, and did not independently evaluate, appraise or assess such assets and liabilities. Mizuho Securities also did not request any third-party institution to appraise or assess any of the above assets and liabilities. In addition, Mizuho Securities assumed that the financial forecasts of FFEC (including profit plans and other information) were reviewed or prepared reasonably by FFEC’s management team based on the best estimates and judgments that could be obtained or exercised at the time. Mizuho Securities’ calculation of the share exchange ratio reflects the economic conditions and other information obtained by Mizuho Securities through October 30, 2024. Mizuho Securities’ valuation is solely for the purpose of assisting the FFEC Board of Directors in its consideration of the share exchange ratio.

The financial forecasts of FFEC that Mizuho Securities used as the basis for its valuation by the DCF analysis do not include any fiscal year in which a significant increase or decrease in profits are expected. In addition, such financial forecasts of FFEC do not assume the implementation of the Share Exchange.

(3) Prospects of delisting and reasons therefor

Following the Share Exchange, FFEC is expected to become a wholly-owned subsidiary of Fuji Electric as of the effective date of the Share Exchange (scheduled to be on February 3, 2025) and shares of FFEC’s Stock are expected to be delisted as of January 30, 2025 (the last trading date is scheduled to be January 29, 2025). Upon delisting, shares of FFEC’s Stock will no longer be traded on the Standard Market of the TSE.

Even after FFEC’s stock is delisted, the shares of Fuji Electric’s Stock that will be allotted to shareholders of FFEC in the Share Exchange will remain listed on the Prime Market of the TSE and will be tradable on a financial instruments exchange market on and after the effective date of the Share Exchange. The Companies therefore believe that those shareholders of FFEC who each hold not less than 108 shares of FFEC’s Stock as of the Base Time and will upon the Share Exchange be allotted not less than 100 shares of Fuji Electric’s Stock, which is the number of shares constituting one unit of Fuji Electric’s Stock, will be able to continue to enjoy the liquidity of their shares.

On the other hand, those shareholders of FFEC who each hold less than 108 shares of FFEC’s Stock as of the Base Time will be allotted less than 100 shares of Fuji Electric’s Stock, which is the number of shares constituting one unit of Fuji Electric’s Stock. These shares constituting less than one unit cannot be sold on a financial instruments exchange market. However, a shareholder who will hold shares constituting less than one unit is entitled to request that Fuji Electric purchase the shares constituting less than one unit held by the shareholder. Alternatively, such shareholder is entitled to purchase from Fuji Electric the number of shares that will constitute one unit together with the number of shares constituting less than one unit held by such shareholder. For details of these programs, please see “(Note 3) Treatment of shares constituting less than one unit” under section 2(3) “Allotment of shares in the Share Exchange” above. In addition, for details of the treatment of fractions of less than one share that may result from the Share Exchange, please see “(Note 4) Treatment of fractions of less than one share” under section 2(3) “Allotment of shares in the Share Exchange” above.

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Shareholders of FFEC will continue to be able to trade their shares of FFEC’s Stock on the Standard Market of the TSE until January 29, 2025 (as scheduled), which is the last trading date, and will be entitled to exercise their legal rights under the Companies Act and other related laws and regulations until the Base Time.

(4) Measures to ensure fairness (including measures to avoid conflicts of interest)

Since Fuji Electric already directly holds 4,158,185 shares (ownership ratio: 46.24%) of FFEC’s Stock, which together with the shares held indirectly through Fuji Office & Life Service, a subsidiary of Fuji Electric (13,200 shares) (ownership ratio: 0.15%), totals 4,171,385 shares of FFEC’s Stock (ownership ratio: 46.39%), and FFEC is a consolidated subsidiary of Fuji Electric, the Companies have determined that it is necessary to ensure the fairness of the Share Exchange by avoiding conflicts of interest, and have therefore taken the following measures to ensure fairness (including measures to avoid conflicts of interest).

(I) Receipt of valuation reports from independent third-party valuators at the Companies

In order to ensure the fairness of the valuation of the share exchange ratio used in the Share Exchange, Fuji Electric appointed SMBC Nikko Securities as their third-party valuator independent of the Companies and received from it a valuation report on the share exchange ratio dated October 30, 2024. In addition, FFEC appointed Mizuho Securities as its third-party valuator independent of the Companies and received from it a valuation report on the share exchange ratio dated October 30, 2024.

For an outline of the valuation reports, please see section 3(2) “Matters concerning valuation” above.

Neither Fuji Electric nor FFEC has obtained an opinion (fairness opinion) from its third-party valuator that the share exchange ratio used in the Share Exchange is fair to the shareholders of Fuji Electric or FFEC from a financial viewpoint.

(II) Advice from independent law firms

Fuji Electric appointed Anderson Mori & Tomotsune as its legal advisor on the Share Exchange in May 2024 and has received from it legal advice on matters including the procedures for the Share Exchange and the method and process of decision making by its Board of Directors. The fees to be paid to Anderson Mori & Tomotsune in relation to this transaction are based solely on a time-charge system and do not include a performance fee payable subject to certain conditions including the successful completion of the Share Exchange, and Anderson Mori & Tomotsune has no material interest in the Companies.

On the other hand, FFEC appointed TMI Associates as its legal advisor for considering the Share Exchange in June 2024 and has received from it legal advice on matters including the procedures for the Share Exchange and the method and process of decision making by its Board of Directors. The fee structure for TMI Associates does not include a performance fee payable upon successful completion of the Share Exchange, and TMI Associates has no material interest in the Companies.

(III) Establishment of, and receipt of a report from, a non-interested special committee at FFEC

In response to Fuji Electric’s proposal for the Share Exchange received by FFEC on June 24, 2024, FFEC, upon the advice of its legal advisor TMI Associates and by a resolution adopted at its Board of Directors meeting held on July 16, 2024, established the Special Committee, for the purpose of eliminating possible arbitrariness and conflicts of interest and ensuring fairness in the decision making by the FFEC Board of Directors regarding the Share Exchange by considering the Share Exchange from a position independent of Fuji Electric and FFEC in view of the possibility of structural conflicts of interest with Fuji Electric, the parent company and controlling shareholder, in connection with the Share Exchange, and obtaining an opinion as to whether the decision of the FFEC’s Board of Directors to conduct the Share Exchange would not be disadvantageous to its minority shareholders. The Special Committee consisted of outside independent Directors and outside independent Audit & Supervisory Board Members of FFEC who are independent of Fuji Electric (namely, Messrs. Kazuyoshi Yamaguchi and Atsushi Mishina, (the “Outside Directors”), and Mr. Kenji Endo, (the “Outside Audit & Supervisory Board Member”)). These three persons are the original members of the Special Committee selected by FFEC and none of them has been replaced. Each member of the Special Committee will receive a fixed amount of compensation for his services regardless of the content of the Committee’s report.

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In considering the Share Exchange, FFEC then consulted with the Special Committee on the following matters: (a) matters relating to the reasonableness of the purpose of the Share Exchange (including whether the Share Exchange will contribute to the enhancement of FFEC’s corporate value); (b) matters relating to the appropriateness of the terms and conditions of the Share Exchange (including the appropriateness of the implementation method and the nature of the consideration for the Share Exchange); (c) matters relating to the fairness of the processes involved in the Share Exchange (including consideration of what measures should be taken, and to what extent, to ensure fairness); and (d) based on (a) through (c) above and other matters, whether the decision of the FFEC Board of Directors to conduct the Share Exchange would not be disadvantageous to the minority shareholders of FFEC (collectively, the “Consultative Matters”). In its resolution to establish the Special Committee, the FFEC Board of Directors resolved that (I) the Board of Directors will make decisions regarding the Share Exchange with the utmost respect for the determinations of the Special Committee and, if the Special Committee determines that the Share Exchange would be inappropriate, the Board of Directors will not make the decision to conduct the Share Exchange, and (II) in negotiating the terms and conditions of the transaction with Fuji Electric, FFEC will report to the Special Committee on the status of such negotiations in a timely manner and receive the opinions, instructions, and requests of the Special Committee at important times. At the same time, the FFEC Board of Directors resolved that: (i) the Special Committee shall have the authority to determine matters relating to the operation of the Special Committee, such as the selection of its chairperson, by majority vote of its members, as it deems necessary; (ii) the Special Committee shall have the authority, at FFEC’s expense, to conduct an investigation in connection with the Share Exchange (including asking questions and requesting explanations or advice from any officer or employee of FFEC involved in the Share Exchange or FFEC’s advisors for the Share Exchange with respect to any matter necessary for the consideration of the Consultative Matters); (iii) the Special Committee is authorized to request that FFEC (a) communicate the Special Committee’s proposals, opinions or questions to Fuji Electric, and (b) provide an opportunity for the Special Committee to discuss and negotiate with Fuji Electric itself, and even if the Special Committee does not request FFEC to provide an opportunity as referred to in (b) above, FFEC shall promptly report the details of any discussions or negotiations with Fuji Electric to the Special Committee and, based on such details, the Special Committee may express its opinions to FFEC regarding the policy for discussions and negotiations with Fuji Electric and give such instructions and requests as may be necessary; (iv) if the Special Committee is unable to reach a unanimous decision on its opinion with respect to the Committee’s report, the conclusion approved by a majority of the members shall be the content of such report, provided that any member who has a different opinion on all or part of the content of such report may request that his or her opinion be included in the report as a supplementary note; (v) for the convenience of the proceedings, even if an officer or employee of FFEC or an advisor to FFEC for the Share Exchange is present at a meeting of the Special Committee, the Special Committee may request that such person leave the meeting, if appropriate; and (vi) if it deems it necessary, the Special Committee may, at FFEC’s expense, retain its own counsel, valuators, certified public accountants, and other advisors, and the Special Committee may also appoint or request the replacement of FFEC’s advisors for the Share Exchange and give such instructions to FFEC’s advisors as it deems necessary.

The Special Committee has held a total of 15 meetings during the period from July 16, 2024 to October 30, 2024 to carefully consider and discuss the Consultative Matters. In particular, the Special Committee received an explanation from FFEC on the background of the proposal for the Share Exchange, the purpose of the Share Exchange, the business environment, business plans, management issues, and other matters, and held written and oral question-and-answer sessions. The Special Committee also received an explanation from Fuji Electric regarding the background and reasons for proposing the Share Exchange, the purpose of the Share Exchange, the management policy for FFEC after the Share Exchange, the terms and conditions of the Share Exchange, and other matters, and held written and oral question-and-answer sessions. In addition, the Special Committee received an explanation from FFEC regarding the content of the business plan prepared by FFEC and important assumptions and background for its preparation, and after holding a question-and-answer session, confirmed the reasonableness of these matters and gave its approval. The Special Committee then received an explanation from Mizuho Securities with respect to the reasons for adopting the valuation methods used in calculating the share exchange ratio and the results of the calculation of the share exchange ratio for the Share Exchange.

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In addition, each time FFEC received a proposal from Fuji Electric regarding the Share Exchange Ratio, the Special Committee received a report from Mizuho Securities, which was in charge of the negotiations at FFEC, regarding the content and progress of the negotiations and other matters in a timely manner, and deliberated and reviewed the content, while giving instructions and requests to Mizuho Securities, and was substantially involved in the negotiation process regarding the terms and conditions of the Share Exchange. Furthermore, the Special Committee received an explanation from TMI Associates regarding the measures taken to mitigate or prevent conflicts of interest in relation to the Share Exchange.

Following the processes described above and based on the explanations, valuation results, and other materials for consideration, the Special Committee engaged in careful discussions and deliberations and provided a report as of October 31, 2024 to FFEC stating that: (a) the purpose of the Share Exchange is considered reasonable (including whether the Share Exchange will contribute to the enhancement of FFEC’s corporate value); (b) the terms and conditions of the Share Exchange (including the appropriateness of the implementation method and nature of the consideration for the Share Exchange) are considered to be appropriate; (c) the processes involved in the Share Exchange (including consideration of what measures should be taken, and to what extent, to ensure fairness) are considered to be fair; and (d) based on (a) through (c) above and other matters, the decision of the FFEC Board of Directors to conduct the Share Exchange would not be disadvantageous to the minority shareholders of FFEC.

For a summary of the Special Committee’s opinion, please see section 8(3) “Outline of the opinion obtained from a party who has no interest in the controlling shareholder that the decision to conduct the transaction, etc. would not be disadvantageous to the minority shareholders” below.

(IV) Unanimous approval of the Directors of FFEC who have no conflicts of interest and the opinion of all Audit & Supervisory Board Members have no objection

At the meeting of the FFEC Board of Directors held today at which the resolution for the Share Exchange was adopted, five of the eight Directors of FFEC, excluding Messrs. Takashi Kusaka, Kenzo Sugai, and Tomoyuki Sawada, deliberated and unanimously adopted the resolution to conduct the Share Exchange. Since Messrs. Takashi Kusaka and Tomoyuki Sawada worked for Fuji Electric until seven years ago and five years ago, respectively, and Mr. Kenzo Sugai is currently a special advisor to Fuji Electric, they did not participate in the discussions and negotiations on the Share Exchange in their capacity as representatives of FFEC in order to avoid conflicts of interest. On the other hand, although Mr. Shigeo Oda is a former employee of Fuji Electric, he left Fuji Electric more than 10 years ago, does not currently hold a concurrent position as an officer or employee of the Fuji Electric Group, and has not been in a position to receive instructions from Fuji Electric since his transfer from Fuji Electric. Therefore, it was determined that Mr. Shigeo Oda had no risk of conflicts of interest with respect to FFEC’s decision making in connection with the Share Exchange and Mr. Shigeo Oda participated in the deliberations and resolution of the FFEC Board of Directors.

In addition, three out of the four Audit & Supervisory Board Members of FFEC, excluding Mr. Takahiro Kashiwagi, participated in the aforementioned Board of Directors meeting and expressed the opinion that they had no objection to the Share Exchange. As Mr. Takahiro Kashiwagi is a major shareholder and the second largest shareholder of FFEC and currently serves as a part-time advisor to Furukawa Electric Co., Ltd. which will receive an allotment of shares of Fuji Electric’s Stock through the Share Exchange, Mr. Takahiro Kashiwagi did not participate in the discussions and negotiations on the Share Exchange in his capacity as a representative of FFEC in order to avoid conflicts of interest.

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4. Outline of the Parties to the Share Exchange

		Wholly-owning parent company		Wholly-owned subsidiary
(1)	Name	Fuji Electric Co., Ltd.		Fuji Furukawa Engineering & Construction Co. Ltd.
(2)	Address	1-1 Tanabeshinden, Kawasaki-ku, Kawasaki-shi, Kanagawa		580 Solid Square West Tower, Horikawa-cho, Saiwai-ku, Kawasaki-shi, Kanagawa
(3)	Name and title of representative	Michihiro Kitazawa, Representative Director, Chairman of the Board, Chief Executive Officer Shiro Kondo, Representative Director, Director and President, Chief Operating Officer		Takashi Kusaka, President and Representative Director
(4)	Description of business	Developing, manufacturing, selling, and providing services for various equipment, systems, and semiconductor devices related to energy, industry, transportation, and other social infrastructure, as well as vending machines and in-store equipment, and providing solutions related to the foregoing.		Installation of electrical equipment, electrical instrumentation, air conditioning, water supply and drainage and sanitation equipment, information and communication equipment, construction work, and any other business incidental to or related to the foregoing.
(5)	Share capital	JPY ¥ 47,586 million (as of September 30, 2024)		JPY ¥ 1,970 million (as of September 30, 2024)
(6)	Date of incorporation	August 29, 1923		October 1, 1923
(7)	Number of shares issued	149,296,991 shares (as of September 30, 2024)		9,026,561 shares (as of September 30, 2024)
(8)	Fiscal year-end	March 31		March 31
(9)	Number of employees	27,681 (consolidated) (as of September 30, 2024)		1,565 (consolidated) (as of September 30, 2024)
(10)	Major business partners	Domestic and overseas companies, etc.		Domestic and overseas companies, etc.
(11)	Main financing banks	Mizuho Bank, Ltd., MUFG Bank, Ltd., Resona Bank, Limited, The Norinchukin Bank		The Bank of Yokohama, Ltd., Mizuho Bank, Ltd., MUFG Bank, Ltd., Mizuho Trust & Banking Co., Ltd.
(12)	Major shareholders and shareholding ratios (as of March 31, 2024)	The Master Trust Bank of Japan, Ltd. (Trust Account)	17.58%	Fuji Electric Co., Ltd.	46.24%
		Custody Bank of Japan, Ltd. (Trust Account)	11.92%	Furukawa Electric Co., Ltd.	20.23%
		Asahi Mutual Life Insurance Company	2.77%	Fuji Furukawa E&C Employee Shareholding Association	3.49%
		National Mutual Insurance Federation of Agricultural Cooperatives	2.14%	Hikari Tsushin, Inc.	2.22%
		MSIP CLIENT SECURITIES (Standing proxy: Morgan Stanley MUFG Securities Co., Ltd.)	1.88%	Fujitsu Limited	1.91%
		FANUC Corporation	1.88%	Custody Bank of Japan, Ltd. (Trust Account)	1.38%

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	STATE STREET BANK WEST CLIENT - TREATY 505234 (Standing proxy: Mizuho Bank, Ltd.)		1.69%	STATE STREET BANK AND TRUST CLIENT OMNIBUS ACCOUNT OM02505002 (Standing proxy: Mizuho Bank, Ltd., Settlement & Clearing Services Division)		0.83%
	SSBTC CLIENT OMNIBUS ACCOUNT (Standing proxy: The Hongkong and Shanghai Banking Corporation Limited)		1.56%	Hiroshi Chijiwa		0.75%
	Furukawa Co., Ltd.		1.54%	The Bank of Yokohama, Ltd.		0.68%
	NORTHERN TRUST CO. (AVFC) RE FIDELITY FUNDS (Standing proxy: The Hongkong and Shanghai Banking Corporation Limited)		1.50%	Custody Bank of Japan, Ltd. (Trust Account 4)		0.53%
(13)			Relationship between the parties
Capital relationship	Fuji Electric holds 4,158,185 shares of FFEC’s Stock, which accounts for 46.24% of the total number of issued shares (9,026,561 shares) less the number of treasury shares (33,969 shares), and together with the shares held indirectly through Fuji Office & Life Service, a subsidiary of Fuji Electric (13,200 shares) (ownership ratio: 0.15%), holds a total of 4,171,385 shares (ownership ratio: 46.39%).
Personnel relationship	Four former employees of Fuji Electric have been appointed to the Board of Directors of FFEC.
Business relationship	Fuji Electric orders the design and on-site performance of electrical work, etc., and FFEC undertakes such work. Fuji Electric also supplies equipment, etc., to FFEC.
Status as related parties	FFEC is a consolidated subsidiary of Fuji Electric, and Fuji Electric and FFEC are related parties to each other.
(14)			Operating results and financial positions for the last 3 years
Fiscal year ended	Fuji Electric (Consolidated)			FFEC (Consolidated)
	March 2022	March 2023	March 2024	March 2022	March 2023	March 2024
Consolidated net assets	523,729	572,068	661,472	33,666	37,582	42,172
Consolidated total assets	1,117,112	1,181,552	1,271,174	62,654	70,200	81,009
Consolidated net assets per share (JPY ¥)	3,310.80	3,620.23	4,218.41	3,663.01	4,102.31	4,614.81
Consolidated sales	910,226	1,009,447	1,103,214	82,050	88,109	103,649
Consolidated operating profit	74,835	88,882	106,066	6,592	6,926	7,879
Consolidated ordinary profit	79,297	87,811	107,822	6,706	7,014	8,129
Net profit attributable to shareholders of the parent company	58,660	61,348	75,353	4,607	4,536	5,413
Consolidated net profit per share (JPY ¥)	410.68	429.50	527.57	512.39	504.43	602.02
Dividend per share (JPY ¥)	100.00	115.00	135.00	130.00	150.00	190.00

(In millions of JPY ¥ unless otherwise indicated)

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5. Status After the Share Exchange

Wholly-owning parent company
(1)	Name	Fuji Electric Co., Ltd.
(2)	Address	1-1 Tanabeshinden, Kawasaki-ku, Kawasaki-shi, Kanagawa
(3)	Name and title of representative	Michihiro Kitazawa, Representative Director, Chairman of the Board, Chief Executive Officer Shiro Kondo, Representative Director, Director and President, Chief Operating Officer
(4)	Description of business	Developing, manufacturing, selling, and providing services for various equipment, systems, and semiconductor devices related to energy, industry, transportation, and other social infrastructure, as well as vending machines and in-store equipment, and providing solutions related to the foregoing.
(5)	Share capital	JPY ¥ 47,586 million
(6)	Fiscal year-end	March 31
(7)	Net assets	Not yet finalized.
(8)	Total assets	Not yet finalized.

6. Summary of Accounting Treatment

For the purpose of Fuji Electric’s consolidated financial statements, the Share Exchange is expected to constitute a transaction under common control, etc. under the Accounting Standards for Business Combinations.

7. Future Outlook

Since FFEC is already a consolidated subsidiary of Fuji Electric, the impact of the Share Exchange on Fuji Electric’s and FFEC’s respective business results is expected to be minor. If there is a need to revise the earnings forecast or if there is any matter that should be announced in the future, the Companies will disclose such information promptly.

8. Matters Relating to Transactions, etc. with Controlling Shareholders

(1) Applicability of transactions, etc. with controlling shareholders and compliance with guidelines concerning measures to protect minority shareholders

As Fuji Electric already directly holds 4,158,185 shares of FFEC’s Stock (representing 46.24% of the number of shares (8,992,592 shares) calculated by deducting the number of treasury shares held by FFEC as of September 30, 2024 (33,969 shares) from the total number of issued shares of FFEC’s Stock as of the same date (9,026,561 shares)), which, together with the shares held indirectly through Fuji Office & Life Service, a subsidiary of Fuji Electric (13,200 shares) (ownership ratio: 0.15%), totals 4,171,385 shares of FFEC’s Stock (ownership ratio: 46.39%), FFEC is a consolidated subsidiary of Fuji Electric, and the Share Exchange falls within the category of transactions, etc. with controlling shareholders.

In the “Guidelines Concerning Measures to Protect Minority Shareholders in Conducting Transactions, etc. with Controlling Shareholders” presented in the Corporate Governance Report published by FFEC on June 21, 2024, FFEC stated, “Although our company is the only company that contracts equipment work in the parent company group, the terms and conditions of our transactions are the same as those of other general transactions. In addition, we are not subject to any restrictions from the parent company group regarding our business activities, and we conduct our business under our own management responsibility. We are also committed to expanding our sales channels outside the parent company group, and we ensure our independence and act fairly and appropriately as a listed company. We further ensure our independence as a listed company by having a certain number of independent outside directors. Although our company is a member of the Fuji Electric Group, we constantly work to ensure that we disclose information fairly to all shareholders and do not disclose information that is biased towards certain shareholders, and to this end, we review the timely disclosure rules mainly through our corporate planning department and finance and accounting department. In addition, we have a system in place that enables shareholders and other stakeholders to access timely disclosure information quickly and easily, including by immediately posting it on our website.” With regard to the Share Exchange, measures have been taken to ensure the fairness of the Shares Exchange and to avoid conflicts of interest as described in section 3(4) “Measures to ensure fairness (including measures to avoid conflicts of interest)” above, and the Companies believe that these measures are in accordance with the aforementioned guidelines.

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(2) Matters relating to measures to ensure fairness (including measures to avoid conflicts of interest)

As the Share Exchange constitutes a transaction by FFEC with its controlling shareholder as described in (1) “Applicability of transactions, etc. with controlling shareholders and compliance with guidelines concerning measures to protect minority shareholders” above, FFEC determined that measures to ensure fairness and avoid conflicts of interest were necessary. FFEC ensured fairness and avoided conflicts of interest by carefully discussing and deliberating the terms and conditions of the Share Exchange at its Board of Directors meeting and by taking the measures described in section 3(4) “Measures to ensure fairness (including measures to avoid conflicts of interest)” above.

(3) Outline of the opinion obtained from a party who has no interest in the controlling shareholder that the decision to conduct the transaction, etc. would not be disadvantageous to the minority shareholders

As described in (III) “Establishment of, and receipt of a report from, a non-interested special committee at FFEC” under section 3(4) “Measures to ensure fairness (including measures to avoid conflicts of interest)” above, FFEC has established the Special Committee and consulted with the Special Committee on the Consultative Matters.

As a result, FFEC received a report from the Special Committee dated October 31, 2024, as outlined below.

A. Conclusion

As a result of its deliberations, the Special Committee, by unanimous agreement of all members, expresses the following opinion with respect to the Consultative Matters:

(I) The purpose of the Share Exchange is reasonable;

(II) The terms and conditions of the Share Exchange are appropriate;

(III) The processes involved in the Share Exchange are fair; and

(IV) Based on (I) through (III) above, the decision to conduct the Share Exchange is not disadvantageous to the minority shareholders of FFEC.

B. Reasonableness of the purpose of the Share Exchange (including whether the Share Exchange will contribute to the enhancement of FFEC’s corporate value)

(A) Explanations by FFEC and Fuji Electric, etc.

The Special Committee received explanations from FFEC and Fuji Electric on the specific details of the purpose of the Share Exchange and the corporate value of FFEC expected to be enhanced as a result of the Share Exchange, and held question-and-answer sessions, as outlined below.

(a) Fuji Electric’s recognition

Since the FFEC Merger in October 2009, FFEC has been striving to acquire new end markets and invest resources in overseas and growth markets in order to respond to medium- and long-term changes in the external environment while consolidating its position in Japan as a comprehensive equipment company. In the new medium-term management plan, titled “Progress E&C 2026” that was announced in May 2024, FFEC set out basic strategies with the intention of reforming and expanding its business areas, strengthening the operating foundation through growth investment, promoting technological development and DX, and accelerating and promoting ESG management. In particular, under the basic strategy of reforming and expanding its business areas, FFEC is working to expand its environmental businesses with a focus on expanding the scope of its data center business and to review its overseas business strategy as part of its business portfolio reform.

On the other hand, the added value expected to be provided by comprehensive equipment companies has changed significantly since the time of the FFEC Merger, from the provision of post-installation maintenance and after-sales services to the provision of solutions. At the same time, the external environment has also changed significantly, with the expansion of renewable energy projects, such as the increase in demand for the installation of solar panels and other equipment, as well as the increase in demand for the installation of electrical equipment in line with the full liberalization of the retail electricity market from 2016. FFEC is also required to address the growing need for improved working conditions and treatment of employees and labor-saving measures in response to chronic labor shortages caused by a declining population and an aging workforce. Given these drastic changes in the environment of the equipment contracting industry since the time of the FFEC Merger, FFEC believes that it is becoming increasingly difficult to achieve continued growth in its business.

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In light of the business challenges facing Fuji Electric and FFEC as described above, Fuji Electric had been holding internal discussions on the future vision of the Fuji Electric Group under the Fuji Electric Medium-Term Management Plan since around September 2023. Over the course of these discussions, Fuji Electric came to believe that by making FFEC a wholly-owned subsidiary, Fuji Electric would be able to address FFEC’s challenges while expanding, enhancing, and maximizing Fuji Electric’s core value of “businesses and technologies to create clean energy, provide a stable supply of energy, and contribute to consumer-side energy saving, automation, and electrification,” which Fuji Electric has been providing to customers and society through business collaboration with FFEC, and proceeded with further consideration of making FFEC a wholly-owned subsidiary.

Specifically, Fuji Electric comprehensively examined the strategic alignment of its businesses, the synergy effects that could be generated by the Companies, and the impact on the interests of FFEC’s minority shareholders and Fuji Electric’s shareholders. Fuji Electric concluded that the most favorable option was to aim to enhance the corporate value of the entire Fuji Electric Group, including FFEC, by making FFEC a wholly-owned subsidiary through a share exchange and utilizing the Companies’ existing businesses and technologies as well as new synergy effects to further strengthen the Companies’ cooperation, thereby effectively utilizing management resources, eliminating overlapping functions to realize optimal allocation of management resources, and achieving more integrated group management. As a result, on June 24, 2024, Fuji Electric proposed the Share Exchange to FFEC.

(b) FFEC’s recognition

FFEC came to recognize that becoming a wholly-owned subsidiary of Fuji Electric would enable the Fuji Electric Group to further strengthen cooperation among Fuji Electric Group companies and accelerate management decisions, and more effectively utilize Fuji Electric Group’s management resources, including assets, technology, know-how, and overseas networks, thereby achieving flexible implementation of Fuji Electric Group’s medium- to long-term management strategies, and that the Share Exchange will thus contribute to the enhancement of its corporate value.

(c) Recognition of Fuji Electric and FFEC

The specific measures that Fuji Electric and FFEC intend to implement following the Share Exchange, as well as the business synergies expected to result from such measures, are as described below.

I.	Expanding the business into new target areas of electrical equipment work and air conditioning work
(I)	Operating a solutions business that enables efficient use of energy throughout the process by providing one-stop-service from product development and manufacturing to installation, service, and maintenance.
(II)	Expanding the business volume of the Companies and maximizing the business volume of the Fuji Electric Group through cooperation in sales activities in commercial sales channels and to customer networks, both on the construction/installation side and on the equipment/system supply side, in the growth businesses and key industries common to the Companies, including in particular:
-	Providing products and technologies related to power generation, stable power supply, and energy conservation;
-	Providing products and technologies for visualizing the operating status of on-site equipment and for preventive maintenance of such equipment using technical knowledge related to controls; and
-	Providing services involving the collection, analysis, and use of data from customers’ production equipment (manufacturing DX).
(III)	Achieving higher margins by improving the productivity and added value of engineering services through resource sharing.
II.	Accelerating product development and strengthening after-sales business in growing GX-related fields

Seeking to strengthen product development capabilities and further add value to post-installation maintenance services by leveraging Fuji Electric’s GX-related products, such as power conditioning systems for storage batteries and storage battery systems that stabilize power systems, and its stabilization technology for distributed power sources.

III.	Expanding overseas business

Seeking to increase the efficiency (and profits) of business operations by sharing resources, including sales, engineering, and administrative personnel, at their overseas bases. In particular, the Companies will seek to further expand their overseas business in Southeast Asia, which is the Companies’ focus area, by strengthening capital and human resources, including through cross-border mergers and acquisitions, while taking advantage of FFEC’s overseas engineering service system and Fuji Electric’s global network and global installation bases, which Fuji Electric is seeking to strengthen primarily in Asia in accordance with its policy of promoting local design, local production, and local consumption.

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IV.	Strengthening corporate governance and integrated management
(I)	Striving to improve corporate governance by eliminating the problem of parent-subsidiary listing and conducting business under a stable shareholding structure.
(II)	Achieving optimization of management resources, enhanced ability to attract human resources, flexible allocation of human resources through human resource sharing, and enhanced cost competitiveness.

Since FFEC’s Stock is listed and FFEC has minority shareholders, Fuji Electric and FFEC have a capital structure in which there is a potential risk of a conflict of interest between Fuji Electric, the parent company, and the minority shareholders of FFEC. The Companies believe that in such a situation it may not be possible to promptly implement meaningful measures to enhance the Companies’ corporate values because each proposed measure would require careful consideration of whether there is a risk of harming the interests of FFEC’s minority shareholders, and in some cases, the risk of harming the interests of FFEC’s minority shareholders cannot not be eliminated. In addition, because FFEC has minority shareholders, if Fuji Electric provides information or resources to FFEC, a portion of the proceeds from the use of such information or resources of Fuji Electric would also be provided to FFEC’s minority shareholders, which may cause Fuji Electric, as a listed company, to be reluctant to provide information or resources to FFEC and result in insufficient provision of information and resources to FFEC. For this reason, in order to fully realize the benefits of the Companies working together to consider and implement the growth strategies of the Fuji Electric Group, it is necessary to establish a wholly-owned parent-subsidiary relationship between the Companies and ensure to eliminate conflicts of interest between Fuji Electric, the parent company, and the minority shareholders of FFEC.

(B) Consideration by the Special Committee

The Special Committee thoroughly considered, through question-and-answer sessions with Fuji Electric and FFEC, the specific details of the above matters, the impact, if any, that the implementation of the Share Exchange may have on FFEC’s business and the extent of such impact, as well as the likelihood of an increase in FFEC’s corporate value based on such matters.

As a result, the Special Committee found that there were no unreasonable or contradictory points in the explanations given by FFEC and Fuji Electric, and that the recognition of both Companies was the same in important respects. In addition, taking into account factors such as the business environment surrounding FFEC and the future initiatives of the Fuji Electric Group, the Special Committee recognized that taking FFEC’s Stock private through the Share Exchange and making FFEC a wholly-owned subsidiary of Fuji Electric would enable FFEC and Fuji Electric to work together to implement prompt and fundamental measures, which in turn is expected to contribute to the sustainable growth of FFEC and would help FFEC enhance its corporate value in the medium to long term. Therefore, the Special Committee concluded that the purpose of the Share Exchange is reasonable.

C. Appropriateness of the terms and conditions of the Share Exchange (including the appropriateness of the implementation method and the nature of the consideration for the Share Exchange)

(A) Mizuho Securities’ valuation report on share exchange ratio

According to the valuation report on share exchange ratio obtained by FFEC from Mizuho Securities, a third-party valuator independent of FFEC and Fuji Electric who has no material interest in the Share Exchange, the value per share of Fuji Electric’s Stock calculated using the market price standard analysis is as follows:

Market price standard analysis: JPY ¥7,971 to JPY ¥8,662

According to Mizuho Securities, the market price standard analysis was adopted in light of the fact that Fuji Electric’s Stock is listed on the Prime Market of the TSE and its market price is available.

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In addition, the values per share of FFEC’s Stock calculated using the market price standard analysis, the comparable company analysis, and the DCF analysis are as follows:

Market price standard analysis: JPY ¥5,590 to JPY ¥6,298

Comparable company analysis: JPY ¥7,224 to JPY ¥8,429

DCF analysis: JPY ¥5,796 to JPY ¥10,743

According to Mizuho Securities, Mizuho Securities performed its valuation of FFEC’s Stock using the market price standard analysis, in light of the fact that FFEC’s Stock is listed on the Standard Market of the TSE and its market price is available, and the comparable company analysis and the DCF analysis, in order to reflect in the valuation the situation of FFEC’s stock price compared to those of its competitors and FFEC’s future business activities.

Based on the above, the range of the value per share of FFEC’s Stock, assuming that the value per share of Fuji Electric’s Stock is 1, was calculated to be 0.70 to 0.74 under the market price standard analysis, 0.83 to 1.06 under the comparable company analysis, and 0.67 to 1.35 under the DCF analysis.

The Share Exchange Ratio of 0.93 shares of Fuji Electric’s Stock to one share of FFEC’s Stock, exceeds the upper limit of the range calculated under the market price standard analysis and is within the ranges calculated under the comparable company analysis and the DCF analysis.

After consideration based on the detailed explanation received from Mizuho Securities on the methods used for the valuation of the stock, etc., and the question-and-answer sessions with Mizuho Securities and FFEC with respect to the selection of the valuation methods, the reasons for selecting the comparable companies for the comparable company analysis, FFEC’s business plan used as the basis for the valuation under the DCF analysis, the financial forecasts based on such business plan, the selection of the methods used to calculate the going concern value, the basis for calculating the discount rate, etc., the Special Committee determined that there were no points found to be unreasonable in light of general valuation practice.

(B) Comparison with the level of premiums in similar transactions

The Share Exchange Ratio of 0.93 shares of Fuji Electric’s Stock to one share of FFEC’s Stock represents a premium of: 32.61% (rounded to two decimal places; hereinafter the same with respect to the values of premium (%)) over the exchange ratio calculated based on the closing price of the Fuji Electric’s Stock on the Prime Market of the TSE (JPY ¥7,971) and the closing price of FFEC’s Stock on the Standard Market of the TSE (JPY ¥5,590) on October 30, 2024 (the “Reference Date”); 25.08% over the exchange ratio calculated based on the simple average closing price for the one-month period ending on the Reference Date (JPY ¥8,125 and JPY ¥6,041 (rounded to the nearest whole number; hereinafter the same with respect to the calculation of simple average closing prices)); 25.11% over the exchange ratio calculated based on the simple average closing prices for the three-month period ending on the Reference Date (JPY ¥8,097 and JPY ¥6,019); and 27.91% over the exchange ratio calculated based on the simple average closing prices for the six-month period ending on the Reference Date (JPY ¥8,662 and JPY ¥6,298). Such premium is considered to be at a reasonable level compared to the average premium in transactions conducted after the publication of the “Fair M&A Guidelines ― Enhancing Corporate Value and Securing Shareholders’ Interests ―” of the Ministry of Economy, Trade, and Industry (June 28, 2019) to convert listed subsidiaries into wholly-owned subsidiaries through share exchanges similar to the Share Exchange (a premium of 19.79% over the closing price on the business day immediately preceding the announcement date and a premium of 17.81%, 19.03%, and 21.49% over the simple average closing price for the most recent one-month, three-month, and six-month periods, respectively).

(C) Implementation of due diligence

The Special Committee reviewed the report received on the results of the due diligence conducted by FFEC on Fuji Electric in connection with the Share Exchange and found no matters that would have a material adverse effect on the terms and conditions of the Share Exchange. With respect to the findings that may have some effect on the terms and conditions of the Share Exchange, the Special Committee took such matters into account in conducting the negotiations on the share exchange ratio.

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(D) Fairness of the negotiation process

As described in section D below, the negotiation process regarding the Share Exchange is considered to have been fair, and the terms and conditions of the Share Exchange, including the Share Exchange Ratio, are considered to have been determined by taking into account the results of such negotiations.

(E) Implementation method and nature of consideration

Since the Share Exchange was selected as the method for making FFEC a wholly-owned subsidiary of Fuji Electric and the shares of Fuji Electric’s Stock were selected as the consideration for the Share Exchange, the shareholders of FFEC will be able to continue to benefit from any increase in the corporate value of FFEC, which will become a wholly-owned subsidiary of Fuji Electric, as shareholders of Fuji Electric. Furthermore, since the shares of Fuji Electric’s Stock are listed on the Prime Market of the TSE and will be tradable on such market on and after the effective date of the Share Exchange, Fuji Electric will be able to continue to provide liquidity of shares to those shareholders of FFEC who each hold not less than 108 shares of FFEC’s Stock as of the Base Time and will upon the Share Exchange be allotted not less than 100 shares of Fuji Electric’s Stock, which is the number of shares constituting one unit of Fuji Electric’s Stock.

On the other hand, those minority shareholders of FFEC who each hold less than 108 shares of FFEC’s Stock as of the Base Time will be allotted less than 100 shares of Fuji Electric’s Stock, which is the number of shares constituting one unit of Fuji Electric’s Stock, and will not be able to sell their shares on a financial instruments exchange market. However, in accordance with Fuji Electric’s Articles of Incorporation and its rules on the handling of shares, such minority shareholders are entitled to apply to the programs for a top-up placement for shares constituting less than one unit or buyback of shares constituting less than one unit.

Based on the above points, it is considered reasonable to select the Share Exchange as the method for making FFEC a wholly-owned subsidiary of Fuji Electric, and to deliver the shares of Fuji Electric’s Stock to FFEC’s shareholders as consideration for the Share Exchange.

(F) Consideration and summary

The Share Exchange Ratio of 0.93 shares of Fuji Electric’s Stock to one share of FFEC’s Stock exceeds the upper limit of the range of the value of FFEC’s Stock calculated under the market price standard analysis and is within the ranges of the value of FFEC’s Stock calculated under the comparable company analysis and the DCF analysis, each as calculated by Mizuho Securities, and is considered to be at a reasonable level compared to the average premium in other transactions similar to the Share Exchange. In addition, the negotiation process regarding the Share Exchange is considered to have been fair and the Share Exchange Ratio has been determined by taking into account the results of such negotiations. Furthermore, the due diligence conducted by FFEC on Fuji Electric did not reveal any matters that would have a material adverse effect on the terms and conditions of the Share Exchange, and the proposal to deliver shares of Fuji Electric’s Stock to the shareholders of FFEC as consideration for the Share Exchange is considered to be appropriate.

After careful consideration based on the above points, the Special Committee has concluded that the Share Exchange Ratio is reasonable and the terms and conditions of the Share Exchange are appropriate.

D. Fairness of the processes involved in the Share Exchange

Based on the explanations and related materials provided by FFEC and its legal advisor, TMI Associates, it is acknowledged that FFEC has taken the following measures to ensure the fairness of the processes involved in the negotiation for the Share Exchange.

(A) Obtaining advice, etc. from independent external experts

Since Fuji Electric holds approximately 46.39% of the shares of FFEC’s Stock, including indirect holdings, and FFEC is a consolidated subsidiary of Fuji Electric, in order to ensure the fairness of the Share Exchange Ratio and to eliminate possible arbitrariness and conflicts of interest in the decision-making process leading up to the decision to conduct the Share Exchange, FFEC, in considering the Share Exchange, carefully considered and discussed the appropriateness of the terms and conditions of the Share Exchange, including the Share Exchange Ratio, and other matters, with the advice, etc. of Mizuho Securities, its financial advisor and third-party valuator recognized as independent of FFEC and Fuji Electric, and TMI Associates, its legal advisor.

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Fuji Electric has also received advice, etc. from SMBC Nikko Securities, its financial advisor and third-party valuator recognized as independent of FFEC and Fuji Electric, and Anderson Mori & Tomotsune, its legal advisor.

(B) Establishment of the Special Committee

In response to Fuji Electric’s proposal for the Share Exchange received by FFEC on June 24, 2024, upon the advice of its legal advisor TMI Associates and by a resolution adopted at its Board of Directors meeting held on July 16, 2024, FFEC established the Special Committee, for the purpose of eliminating possible arbitrariness and conflicts of interest and ensuring fairness in the decision making by the FFEC Board of Directors regarding the Share Exchange by considering the Share Exchange from a position independent of Fuji Electric and FFEC in view of the possibility of structural conflicts of interest with Fuji Electric, the parent company and controlling shareholder, in connection with the Share Exchange, and obtaining an opinion as to whether the decision of the FFEC’s Board of Directors to conduct the Share Exchange would not be disadvantageous to its minority shareholders. The Special Committee consisted of Outside Directors and Outside Audit & Supervisory Board Members, who are independent of Fuji Electric (namely, Messrs. Kazuyoshi Yamaguchi and Atsushi Mishina constituted the Outside Directors, and Mr. Kenji Endo constituted the Outside Audit & Supervisory Board Member). These three persons are the original members of the Special Committee selected by FFEC and none of them have been replaced. Each member of the Special Committee will receive a fixed amount of compensation for their services regardless of the content of the Committee’s report.

(C) Method of consideration by FFEC

In considering the Share Exchange, FFEC carefully considered and discussed in good faith the appropriateness of the terms and conditions of the Share Exchange, including the Share Exchange Ratio, and the fairness of the processes involved in the Share Exchange from the perspective of the enhancement of FFEC’s corporate value and the common interests of shareholders, with the advice and opinions of Mizuho Securities, its financial advisor and third-party valuator independent of FFEC and Fuji Electric, and TMI Associates, its legal advisor.

The Special Committee has approved Mizuho Securities and TMI Associates as FFEC’s financial advisor and third-party valuator and FFEC’s legal advisor, respectively, after confirming that there are no issues with their independence or expertise.

In addition, FFEC has established a system within FFEC to conduct consideration, negotiations, and decision making with respect to this transaction from a position independent of Fuji Electric.

(D) Increase in the Share Exchange Ratio as a result of FFEC’s negotiation

Fuji Electric originally proposed an exchange ratio lower than the Share Exchange Ratio, but in response, FFEC submitted a different exchange ratio as a counterproposal to Fuji Electric from the perspective of protecting the interests of its minority shareholders, and engaged in substantive discussions and negotiations on several occasions to increase the exchange ratio using a combination of factors such as matters relating to the basis of calculation.

As a result of these negotiations, FFEC secured the Share Exchange Ratio, which is more favorable to FFEC’s minority shareholders than the original proposal.

In addition, when making the counterproposal to Fuji Electric, FFEC submitted an exchange ratio that was reviewed and considered by the Special Committee and approved by the Special Committee in advance, and FFEC’s response policy was determined based on the suggestions and advice of the Special Committee, which were given after thorough discussion in the Special Committee, regarding the approaches to the discussions and negotiations and the matters to be communicated to Fuji Electric. Therefore, it can be said that the opinions of the Special Committee were appropriately reflected in the process of discussions and negotiations with Fuji Electric.

FFEC also carefully discussed and negotiated other terms and conditions of the Share Exchange from the perspective of protecting the interests of its minority shareholders.

(E) Non-involvement of specially interested parties in the negotiation process regarding the Share Exchange, etc.

The Special Committee has not found any facts suggesting that any party with a special interest in FFEC, Fuji Electric, or otherwise in connection with this transaction has exercised undue influence over FFEC in the course of the discussions, deliberations, and negotiations regarding this transaction.

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Among the Directors of FFEC, since Messrs. Takashi Kusaka and Tomoyuki Sawada worked for Fuji Electric until seven years ago and five years ago, respectively, and Mr. Kenzo Sugai is currently a special advisor to Fuji Electric, they did not participate in the discussions and negotiations on the Share Exchange in their capacity as representatives of FFEC in order to avoid conflicts of interest. On the other hand, although Mr. Shigeo Oda is a former employee of Fuji Electric, he left Fuji Electric more than 10 years ago, does not currently hold a concurrent position as an officer or employee of the Fuji Electric Group, and has not been in a position to receive instructions from Fuji Electric since his transfer from Fuji Electric. Therefore, it was determined that Mr. Shigeo Oda had no risk of conflicts of interest with respect to the Company’s decision making in connection with the Share Exchange and Mr. Shigeo Oda participated in the deliberations and resolution of the FFEC Board of Directors.

Among the Audit & Supervisory Board Members of FFEC, as Mr. Takahiro Kashiwagi is a major shareholder and the second largest shareholder of FFEC and currently serves as a part-time advisor to Furukawa Electric Co., Ltd. which will receive an allotment of shares of Fuji Electric’s Stock through the Share Exchange, Mr. Takahiro Kashiwagi did not participate in the discussions and negotiations on the Share Exchange in his capacity as a representative of FFEC in order to avoid conflicts of interest.

The Special Committee also has not found any facts suggesting that Fuji Electric or any of its specially interested parties exercised any influence over FFEC in the course of the discussions, deliberations, and negotiations regarding the Share Exchange.

(F) Respect for the opinion of the Special Committee

It was resolved that if the Special Committee determined that the terms and conditions of the Share Exchange are not appropriate, the FFEC Board of Directors would not make the decision to conduct the Share Exchange, and as described in section (D) above, in conducting discussions and negotiations with Fuji Electric regarding the Share Exchange, the Special Committee considered in good faith the approaches to the discussions and negotiations and the matters to be communicated to Fuji Electric and provided suggestions and advice to FFEC on the results thereof, and FFEC paid the utmost respect to the opinion of the Special Committee and proceeded with its consideration of the Share Exchange by reflecting such opinion. In light of these facts, it is considered that the opinions of the Special Committee were fully respected in the relevant processes.

(G) Market checks

In connection with the Share Exchange, FFEC has not entered into any agreement containing a deal protection clause that would prohibit FFEC from contacting any person other than Fuji Electric that makes a competing offer for acquisition (a “Competing Offeror”) or any other agreement that would restrict a Competing Offeror from contacting FFEC, and consideration has been given to ensuring the fairness of the Share Exchange by not preventing any Competing Offeror from making an acquisition offer after the announcement of the Share Exchange (indirect market checks).

In addition, although no active market checks have been conducted in connection with the Share Exchange, given that there are practical problems in conducting such checks from the perspective of information management, etc. and that the Share Exchange is a transaction to make FFEC a wholly-owned subsidiary of Fuji Electric, which holds approximately 46.39% of the shares of FFEC’s Stock, including indirect holdings, and FFEC has stated that it has no intention to sell its shares to any acquisition offer from a Competing Offeror, there is little need to conduct an active market check for the Share Exchange, and in light of the details of the various measures taken to ensure the fairness of the Share Exchange and other specific circumstances of the Share Exchange, it can be said that the fairness of the Share Exchange will not be impaired even if an active market check is not conducted.

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(H) Summary

After careful consideration based on the above points, the Special Committee has concluded that the processes involved in the Share Exchange are fair.

E. The Share Exchange would not be disadvantageous to the minority shareholders of FFEC

After careful consideration based on sections B through D above, the Special Committee has concluded that the decision to conduct the Share Exchange would not be disadvantageous to the minority shareholders of FFEC.

End

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(Reference) Fuji Electric’s consolidated earnings forecast for the fiscal year ending March 31, 2025 (released on October 31, 2024) and consolidated results for the fiscal year ended March 31, 2024

(In millions of JPY ¥)

	Consolidated sales	Consolidated operating profit	Consolidated ordinary profit	Net profit attributable to shareholders of the parent company
Earnings forecast for the fiscal year ending March 31, 2025	1,114,000	111,500	111,500	86,000
Results for the fiscal year ended March 31, 2024	1,103,214	106,066	107,822	75,353

(Reference) FFEC’s consolidated earnings forecast for the fiscal year ending March 31, 2025 (released on April 24, 2024) and consolidated results for the fiscal year ended March 31, 2024

(In millions of JPY ¥)

	Sales	Operating profit	Ordinary profit	Net profit attributable to shareholders of the parent company
Earnings forecast for the fiscal year ending March 31, 2025	94,000	8,000	8,000	5,200
Results for the fiscal year ended March 31, 2024	103,649	7,879	8,129	5,413

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